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                                                                  Exhibit (a)(i)


                              CERTIFICATE OF TRUST

                                       OF

                            ALLIANZ OF AMERICA FUNDS


         This Certificate of Trust of Allianz of America Funds (the "Trust") is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801 ET SEQ.) (the "Act") and sets ------- forth the following:

         1.       The name of the Trust is: Allianz of America Funds

         2. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests in the Trust.

         3. The name and address of the registered agent for service of process on the Trust in the State of Delaware, and the address of the registered office of the Trust in the State of Delaware, is:

                           The Corporation Trust Company
                           1209 Orange Street
                           Wilmington, Delaware 19801

         4. This Certificate shall be effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

         5. Notice is hereby given pursuant to Section 3804 of the Act that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or against the assets held with respect to any other series.

         IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 15th day of October, 2001.

/s/ Gary Brown
-------------------------
Gary Brown, as Trustee, and not individually



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